Exhibit 10.36

November 28, 2016

Neil Salvage
President, LendingTree, Inc.

Dear Neil:

This letter is to notify you of a valuable additional benefit for certain employees of LendingTree, LLC (“LTL” which is a wholly-owned subsidiary of LendingTree, Inc. (“Company”)) that was adopted by the Compensation Committee of the Company Board of Directors in the event there is a Change of Control at the Company.

Should a Change of Control occur, all Company equity issued to you would immediately fully vest. There is no action you need to take - the accelerated vesting would automatically occur upon a Change of Control.

In addition, if there is a Change of Control and you (a) resign for Good Reason or (b) your employment is terminated without Cause and for reasons unrelated to performance (and other than as a result of your death or disability), during the twelve (12) month period following the Change of Control, you will receive a severance payment of two (2) years of base salary. For the purposes of a Change of Control, this severance payment would replace any payment under the Company’s general severance plan or other arrangement to which you would otherwise be entitled. There is no requirement to mitigate this severance payment.

The severance payment described above is contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable prior to the date of payment. Such release will contain restrictive covenants (substantially in the form attached) in effect for one year following your termination date including a non-compete provision and restrictions on solicitation of employees and customers.

You must execute (and not revoke) such general release of claims within forty-five (45) days following the effective date of a qualifying termination of your employment or else your eligibility to receive the benefits described in this letter shall immediately become null and void. If such general release of claims becomes effective on a timely basis by its own terms, then the severance payment will be paid to you on the 60th day after termination of your employment. It is intended that any amounts payable hereunder shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this letter shall be deemed to be a separate payment. You and the Company agree to negotiate in good faith to make amendments to this letter, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except (i) where payment may be made within a certain period of time, the timing of payment within such period will be in the sole discretion of the Company, and (ii) to the extent specifically permitted or required by Section 409A. To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. With respect to the time of payments of any amounts under the letter that are “deferred compensation” subject to Section 409A, references in this letter to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” under Section 409A upon your separation from service and if payment of any amounts on account of your separation from service under this letter is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period. If you die during the six-month delay period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death. While it is intended that all payments and benefits provided to you under this letter or otherwise will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The

Company will have no liability to you or any other party if a payment or benefit under this letter or otherwise is challenged by any taxing authority or is ultimately determined not to be so exempt or compliant. You further understand and agree that you will be entirely responsible for any and all taxes imposed on you as a result of this letter.

This letter does not create an employment contract or affect the right of the Company or LTL to terminate your employment, or change the terms and conditions of such employment, at any time and without notice.

Sincerely,

/s/ Claudette Parham
Claudette Parham
Chief People Officer

Definitions

For the purposes of this letter, the following definitions apply:

"Cause" means gross negligence in carrying out your duties for the Company or any breach of fiduciary duties to the Company, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence. References to “Company” in this definition include the Company and any affiliate of the Company.

"Change of Control" results when: (i) any person or entity who is not a controlling shareholder as of the date of this letter becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company's then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company's voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. For purposes of defining Change of Control, “Company” refers to LendingTree, Inc. as a whole and does not apply to events only affecting specific businesses or subsidiaries of LendingTree, Inc.

“Good Reason” means the occurrence of any of the following without your written consent: (i) a material adverse change in your title, duties, operational authorities or reporting responsibilities from those in effect immediately prior to the Change in Control, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof and further excluding a change in your reporting officer due to internal restructuring, realignment, or the resignation, promotion, demotion, or a reorganization of managers within the Company (or affiliate), (ii) a material reduction in your annual base salary, or (iii) a relocation of your principal place of business more than 50 miles from your current office.

In order to resign your employment for Good Reason, you must notify the Company in writing within fifteen (15) days of the initial existence of any event falling under clauses (i) through (iii) and such notice shall describe in detail the facts and circumstances explaining why you believe a Good Reason event has occurred. The Company shall then have sixty (60) days following its receipt of such notice to cure or remedy such alleged Good Reason event such that Good Reason will not be deemed to exist for such event. If the event remains uncured or is not remedied by the Company within such sixty (60) day period and if your employment has not otherwise been terminated, then a termination of your employment for Good Reason shall automatically occur on the first business day following the end of such sixty (60) day cure/remedy period.

Restrictive Covenants

In consideration of the compensation and other consideration given to you pursuant to the provisions of this letter, you understand and agree that the purpose of these covenants is to protect legitimate business interests of the Company (and its affiliates), and is not intended to eliminate your post-employment competition with the Company per se, nor is it intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor. You hereby acknowledge that the post-employment restrictions set forth herein are reasonable and that they do not, and will not, unduly impair your ability to earn a living after the termination of your employment with Company (or any affiliate). You shall be subject to and agree to abide by the restrictions set forth in this Section.

1.	Definitions.
The following capitalized terms shall have the meanings assigned to them below:
i."Competitive Services" means Internet-based loan origination, Internet-based loan brokerage, Internet-based real estate brokerage services, or any other services that Company (or any affiliate) is engaged in as of the Determination Date.
ii."Determination Date" means the date of termination of your employment with the Company (or any affiliate) for any reason whatsoever or any earlier date (during your employment) of an alleged breach of the Restrictive Covenants by you.
iii. "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
iv. "Principal Or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
v. "Protected Customers" means any Person to whom the Company (or any affiliate) has sold its services or solicited to sell its services during the twelve (12) months prior to the Determination Date; provided, however, that Protected Customer shall not include any Person with which you can reasonably demonstrate that you had a pre-existing professional relationship prior to the commencement of your employment with the Company (or any affiliate).
vi. "Protected Employees" means employees of the Company (or any affiliate) who were employed by the Company (or any affiliate) at any time within six months prior to the Determination Date and with whom you had direct, personal and continuing dealings on behalf of the Company (or any affiliate) or whom you directly supervised.
vii. "Restricted Period" means the period of your employment with Company (or any affiliate) and a period extending one year from the termination of your employment with Company (or any affiliate).

2.
Non-solicitation of Protected Employees. You understand and agree that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that during the Restricted Period you shall not directly or indirectly on your own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person. References to “Company” in this definition include the Company and any affiliate of the Company.

3.
Restriction on Relationships with Protected Customers. You understand and agree that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that, during the Restricted Period, you shall not, without the prior written consent of LendingTree, Inc., directly or indirectly, on your own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom you had Material Contact on the Company's behalf during the twelve (12) months immediately preceding the Determination Date. For purposes of this Section, you had "Material Contact" with a Protected Customer if (a) you had direct business dealings with the Protected Customer on the Company's behalf or (b) you were responsible for supervising or coordinating the dealings between the Company and the Protected Customer. References to “Company” in this definition include the Company and any affiliate of the Company.

4.
Covenant not to Compete. You agree and covenant that during the Restrictive Period you will not, without LendingTree, Inc.’s prior written consent, which may be granted or withheld in the sole discretion of LendingTree, Inc,, directly or indirectly, (i) for yourself; (ii) as a consultant, manager, supervisor, employee or owner; or (iii) as an independent contractor, engage in activities related to Competitive Services for any Person which markets, sells or otherwise provides Competitive Services in the geographical areas in which the Company (or any affiliate) does business; provided, however, that the ownership by you of not more than five percent (5%) of the shares of any publicly traded class of stock of any corporation shall not be deemed, in and of itself, to violate the foregoing prohibitions.

5.	ENFORCEMENT OF RESTRICTED COVENANTS.

i.
Rights and Remedies upon Breach. In the event you breach, or threaten to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, you from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. In addition, the Restricted Period shall be extended for the period of any such breach or threatened breach.

ii.
Severability of Covenants. You acknowledge and agree that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Section shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision contained herein. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and you in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

6.
Confidentiality. You agree to keep secret and retain in strictest confidence, and shall not use for the benefit of yourself or others or disclose to others, any confidential and proprietary information of the Company, including but not limited to information and materials relating to the internal operations of the Company, its processes and procedures, trade “know-how”, sales, marketing and distribution methods and strategies, suppliers, customers, prospective customers, services, terms of contracts, pricing policies, business plans, research and development projects and any and all other business affairs of the Company (collectively, “Confidential Information”). Confidential Information does not include any information or material generally available to the public. You agree that the existence of and the terms and provisions of this Agreement shall remain and be kept strictly confidential. This confidentiality provision applies to and expressly prohibits all communications to any person or entity, including, without limitation, communications to any present, former or future Company employee. References to “Company” in this definition include the Company and any affiliate of the Company.